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Exhibit 21

Subsidiaries of Registrant

ZIH Corp., a Delaware corporation

Zebra Technologies Europe Limited, a U.K. limited liability company

Zebra Technologies France, a French corporation

Eltron Barbados FSC, a Barbados corporation

Zebra Technologies VTI Corporation, a Utah corporation

Zebra Technologies Asia Pacific, LLC, a Delaware limited liability company

Zebra Technologies Latin America, LLC, a Delaware limited liability company

Comtec Information Systems, Inc., a Rhode Island corporation

Zebra Technologies International, LLC, an Illinois limited liability company

Zebra UK Sales Company, LLC, an Illinois limited liability company

Rushmore Acquisition Corporation, a Delaware corporation

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  Exhibit 21